Exhibit 99.1

News Release

FIS Reports Full-Year 2024 Results and 2025 Outlook Confirms Accelerating Momentum

•Full-year 2024 GAAP Diluted EPS of $1.42 increased 67% over the prior year
•Full-year 2024 Adjusted EPS of $5.22 increased 56% over the prior year
•Full-year 2024 revenue increased 3% on a GAAP basis and 4% on an adjusted basis to $10.1 billion
•Repurchased $4.0 billion of shares in 2024 and announces goal to repurchase $1.2 billion of shares in 2025
•Introduces full-year 2025 outlook including accelerated revenue growth, expanding adjusted EBITDA margin, and year-over-year adjusted EPS growth of 9 to 11%1

JACKSONVILLE, Fla., February 11, 2025 - FIS® (NYSE:FIS), a global leader in financial technology, today reported its fourth quarter and full-year 2024 results.

“2024 was a year of positive momentum for FIS. We successfully completed the Worldpay separation, and made significant progress executing on our Future Forward strategy,” said FIS CEO and President Stephanie Ferris. “Our 2025 outlook reflects acceleration in the business as we look to further build on the foundations laid in 2024 and drive double-digit total returns. I'm proud of the dedication and hard work from our FIS colleagues as we continue to execute against our strategy to unlock financial technology to the world across the money lifecycle.”

Financial Reporting Considerations for Completed Worldpay Sale
On January 31, 2024, FIS sold a 55% stake in its Worldpay Merchant Solutions business to private equity funds managed by GTCR (the "Worldpay Sale").

Unless otherwise noted, all results are presented on a continuing operations basis and exclude the results of the Worldpay Merchant Solutions business that was classified as discontinued operations as of the third quarter of 2023.

Following the close of the Worldpay Sale, FIS retains a non-controlling 45% equity interest in a new standalone joint venture, Worldpay Holdco, LLC ("Worldpay"), and records its proportionate share of Worldpay's earnings (loss) in the "Equity method investment earnings (loss), net of tax" ("EMI") line of the income statement.

Capital Allocation Update
The Company repurchased $1.0 billion of shares in the fourth quarter of 2024, resulting in total share repurchases of $4.0 billion for full-year 2024. The Company remains committed to shareholder returns and plans to repurchase approximately $1.2 billion of shares in 2025. Additionally, the Company continues to target a dividend payout ratio of approximately 35% of adjusted net earnings, excluding EMI. On January 30, 2025, FIS' Board of Directors approved an 11% increase in the quarterly dividend to $0.40 per share.

Fourth Quarter 2024 Financial Results
On a GAAP basis, revenue increased 3% as compared to the prior-year period to approximately $2.6 billion. GAAP net earnings attributable to common stockholders from continuing operations were $304 million or $0.56 per diluted share.

On an adjusted basis, revenue increased 4% as compared to the prior-year period reflecting recurring revenue growth of 2% and non-recurring revenue growth of 7%. Adjusted EBITDA was approximately $1.1 billion, and Adjusted EBITDA margin expanded by 103 basis points (bps) over the prior-year period to 42.9%, reflecting an increase in higher-margin license revenue and the Company's cost savings initiatives. Adjusted net earnings from continuing operations were $754 million, and adjusted EPS increased by 49% as compared to the prior-year period to $1.40 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended December 31,
			%	Adjusted
Continuing Operations	2024	2023	Change	Growth
Banking Solutions Revenue	$1,717	$1,694	1%	2%
Capital Market Solutions Revenue	821	755	9%	9%
Operating Segment Total Revenue	$2,538	$2,449	4%	4%
Corporate and Other Revenue	61	63	(3)%	-
Consolidated FIS Revenue	$2,599	$2,512	3%	-
Adjusted EBITDA	$1,115	$1,052	6%
Adjusted EBITDA Margin	42.9%	41.9%	103 bps
Net Earnings (Loss) (GAAP)	$304	$62	390%
Diluted Earnings (Loss) Per Common Share (GAAP)	$0.56	$0.10	460%
Adjusted Net Earnings	$754	$554	36%
Adjusted EPS	$1.40	$0.94	49%

Full-Year 2024 Financial Results
On a GAAP basis, revenue increased 3% as compared to the prior year to approximately $10.1 billion. GAAP net earnings attributable to common stockholders from continuing operations were $787 million or $1.42 per diluted share.

On an adjusted basis, revenue increased 4% as compared to the prior year primarily driven by 4% recurring revenue growth. Adjusted EBITDA was approximately $4.1 billion, and Adjusted EBITDA margin expanded by 64 basis points (bps) over the prior year to 40.8%, reflecting the Company's cost savings initiatives and operating leverage. Adjusted net earnings from continuing operations were $2.9 billion, and adjusted EPS increased by 56% as compared to the prior year to $5.22 per diluted share.

($ millions, except per share data, unaudited)	Twelve Months Ended December 31,
			%	Adjusted
Continuing Operations	2024	2023	Change	Growth
Banking Solutions Revenue	$6,892	$6,743	2%	2%
Capital Market Solutions Revenue	2,979	2,766	8%	7%
Operating Segment Total Revenue	$9,871	$9,509	4%	4%
Corporate and Other Revenue	256	322	(20)%	-
Consolidated FIS Revenue	$10,127	$9,831	3%	-
Adjusted EBITDA	$4,136	$3,952	5%
Adjusted EBITDA Margin	40.8%	40.2%	64 bps
Net Earnings (Loss) (GAAP)	$787	$502	57%
Diluted Earnings (Loss) Per Common Share (GAAP)	$1.42	$0.85	67%
Adjusted Net Earnings	$2,897	$1,982	46%
Adjusted EPS	$5.22	$3.34	56%

Segment Information
• Banking Solutions:
Fourth quarter revenue increased 1% on a GAAP basis and 2% on an adjusted basis as compared to the prior-year period to $1.7 billion, including recurring revenue growth of 1%. Revenue growth in the quarter was negatively impacted by the reversal of a previously recognized termination fee, due to the cancellation of a planned merger. Adjusted EBITDA margin contracted by 123 basis points as compared to the prior-year period to 42.6%, primarily driven by the less favorable revenue mix.

Full-year revenue increased 2% on a GAAP basis and 2% on an adjusted basis as compared to the prior year to $6.9 billion, including recurring revenue growth of 3%. Adjusted EBITDA margin expanded by 88 basis points as compared to the prior year to 44.0%, primarily driven by the Company's cost savings initiatives and operating leverage.

•Capital Market Solutions:
Fourth quarter revenue increased by 9% on a GAAP basis and 9% on an adjusted basis as compared to the prior-year period to $821 million, reflecting recurring revenue growth of 7%. Adjusted EBITDA margin expanded by 191 basis points as compared to the prior-year period to 55.1%, reflecting an increase in higher-margin license revenue and operating leverage.

Full-year revenue increased 8% on a GAAP basis and 7% on an adjusted basis as compared to the prior year to $3.0 billion, including recurring revenue growth of 7%. Adjusted EBITDA margin expanded by 73 basis points as compared to the prior year to 51.0%, primarily driven by operating leverage, cost savings, and an increase in higher-margin license revenue.

•Corporate and Other:
Fourth quarter revenue decreased by 3% as compared to the prior-year period to $61 million. Adjusted EBITDA loss was $69 million, including $81 million of corporate expenses.

Full-year revenue decreased by 20% as compared to the prior year to $256 million. Adjusted EBITDA loss was $415 million, including $460 million of corporate expenses.

Balance Sheet and Cash Flows
As of December 31, 2024, debt outstanding totaled $11.3 billion. Fourth quarter net cash provided by operating activities was $782 million, and adjusted free cash flow was $702 million. In the fourth quarter, the Company returned $1.2 billion of capital to shareholders through $1.0 billion of share repurchases and $192 million of dividends paid.

For the year, net cash provided by operating activities was $2.2 billion, and adjusted free cash flow was $1.8 billion. For the year, the Company returned $4.8 billion of capital to shareholders through $4.0 billion of share repurchases and $800 million of dividends paid.

First Quarter and Full-Year 2025 Outlook
The Company is introducing first quarter and full-year outlook and, for the full-year, is projecting accelerated revenue growth of 4.6 to 5.2%, adjusted EBITDA margin expansion of 40 to 45 basis points and adjusted EPS growth of 9 to 11%.

($ millions, except share data)	1Q 2025	FY 2025
Revenue	$2,485 - $2,510	$10,435 - $10,495
Adjusted EBITDA (Non-GAAP)[1]	$940 - $960	$4,305 - $4,335
Adjusted EPS (Non-GAAP)[1]	$1.17 - $1.22	$5.70 - $5.80

1The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

Webcast
FIS will host a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EST) on Tuesday, February 11, 2025. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a financial technology company providing solutions to financial institutions, businesses and developers. We unlock financial technology to the world across the money lifecycle underpinning the world's financial system. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our clients to confidently run, grow and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses of all sizes adapt to meet the needs of their customers by harnessing where reliability meets innovation in financial technology. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. To learn more, visit FISglobal.com. Follow FIS on LinkedIn, Facebook and X.

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, adjusted revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and adjusted free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency revenue and adjusted revenue growth measures adjust for the effects of exchange rate fluctuations and exclude discontinued operations, while adjusted revenue growth also excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, adjusted free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Adjusted revenue growth reflects the percentage change in constant currency revenue for the current period as compared to the prior period. Constant currency revenue is calculated by applying prior-year period foreign currency exchange rates to current-period revenue. When referring to adjusted revenue growth, revenue from our Corporate and Other segment is excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs that do not constitute normal, recurring, cash operating expenses necessary to operate our business. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the effect of purchase price amortization, as well as certain costs that do not constitute normal, recurring, cash operating expenses necessary to operate our business. For purposes of calculating Adjusted net earnings, our equity method investment earnings (loss) ("EMI") from Worldpay is also adjusted to exclude certain costs and other transactions in a similar manner.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Adjusted free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, less capital expenditures. Adjusted free cash flow does not represent our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Adjusted free cash flow as presented in this earnings release excludes cash flow from discontinued operations, which our management cannot freely access following the Worldpay separation.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements include statements about anticipated financial outcomes, including any earnings outlook or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the future impacts of the Worldpay Sale or any agreements or arrangements entered into in connection with such transaction. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,”

“believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or outlook, statements of outlook and various accruals and estimates. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, a recession, intensified or expanded international hostilities, acts of terrorism, increased rates of inflation or interest, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected or that costs may be greater than anticipated;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy, data protection, cybersecurity, cyber resilience and AI laws and regulations;
•our ability to comply with climate change legal and regulatory requirements and to maintain practices that meet our stakeholders' evolving expectations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the risk that partners and third parties may fail to satisfy their legal obligations to us;
•risks associated with managing pension cost, cybersecurity issues, IT outages experienced by us or by third parties and data privacy;
•our ability to navigate the opportunities and risks associated with using and/or incorporating AI technologies into our business;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by bad actors; and
•other risks detailed elsewhere in the “Risk Factors” section and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in our other filings with the SEC.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-

looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
February 11, 2025

Exhibit A    Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three months and years ended December 31, 2024 and 2023

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of December 31, 2024 and 2023

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2024 and 2023

Exhibit D    Supplemental Non-GAAP Adjusted Revenue Growth - Unaudited for the three months and years ended December 31, 2024 and 2023

Exhibit E    Supplemental Disaggregation of Revenue - Recast and Unaudited for the three months and years ended December 31, 2024 and 2023

Exhibit F    Supplemental Non-GAAP Adjusted Free Cash Flow Measures - Unaudited for the three months and years ended December 31, 2024 and 2023

Exhibit G    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months and years ended December 31, 2024 and 2023

Exhibit H    Supplemental Financial Information - Unaudited for the three months and years ended December 31, 2024 and 2023

Exhibit I    Supplemental Financial Information of Worldpay HoldCo, LLC - Unaudited for the three and eleven months ended December 31, 2024

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) — UNAUDITED
(In millions, except per share amounts)

Exhibit A

	Three months ended		Years ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue	$2,599	$2,512	$10,127	$9,831
Cost of revenue	1,622	1,542	6,323	6,175
Gross profit	977	970	3,804	3,656
Selling, general and administrative expenses	483	539	2,185	2,096
Asset impairments	32	105	52	113
Other operating (income) expense, net - related party	(32)	—	(142)	—
Operating income	494	326	1,709	1,447
Other income (expense):
Interest expense, net	(67)	(158)	(250)	(621)
Other income (expense), net	60	(90)	(162)	(164)
Total other income (expense), net	(7)	(248)	(412)	(785)
Earnings (loss) before income taxes and equity method investment earnings (loss)	487	78	1,297	662
Provision (benefit) for income taxes	146	15	362	157
Equity method investment earnings (loss), net of tax	(36)	—	(145)	—
Net earnings (loss) from continuing operations	305	63	790	505
Earnings (loss) from discontinued operations, net of tax	(23)	188	663	(7,153)
Net earnings (loss)	282	251	1,453	(6,648)
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(1)	(1)	(3)	(3)
Net (earnings) loss attributable to noncontrolling interest from discontinued operations	—	(1)	—	(4)
Net earnings (loss) attributable to FIS	$281	$249	$1,450	$(6,655)
Net earnings (loss) attributable to FIS:
Continuing operations	$304	$62	$787	$502
Discontinued operations	(23)	187	663	(7,157)
Total	$281	$249	$1,450	$(6,655)
Basic earnings (loss) per common share attributable to FIS:
Continuing operations	$0.57	$0.11	$1.42	$0.85
Discontinued operations	(0.04)	0.32	1.20	(12.11)
Total	$0.52	$0.42	$2.62	$(11.26)
Diluted earnings (loss) per common share attributable to FIS:
Continuing operations	$0.56	$0.10	$1.42	$0.85
Discontinued operations	(0.04)	0.32	1.19	(12.11)
Total	$0.52	$0.42	$2.61	$(11.26)
Weighted average common shares outstanding:
Basic	536	589	553	591
Diluted	540	591	555	591

Prior-year and year-to-date 2024 amounts have been revised to correct certain immaterial misstatements. For more information, see Exhibit J to the Company's earnings release for the quarter ended September 30, 2024, furnished to the SEC on Form 8-K on November 4, 2024.

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$834	$440
Settlement assets	479	617
Trade receivables, net	1,876	1,738
Other receivables	160	109
Receivables from related party	84	—
Prepaid expenses and other current assets	638	641
Current assets held for sale	1,115	10,111
Total current assets	5,186	13,656
Property and equipment, net	646	695
Goodwill	17,260	16,971
Intangible assets, net	1,318	1,823
Software, net	2,526	2,115
Equity method investment	3,858	—
Other noncurrent assets	1,749	1,528
Deferred contract costs, net	1,241	1,076
Noncurrent assets held for sale	—	17,109
Total assets	$33,784	$54,973

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$1,994	$1,773
Settlement payables	500	635
Deferred revenue	902	829
Short-term borrowings	636	4,760
Current portion of long-term debt	968	1,348
Current liabilities held for sale	1,094	8,884
Total current liabilities	6,094	18,229
Long-term debt, excluding current portion	9,686	12,970
Deferred income taxes	863	2,179
Other noncurrent liabilities	1,441	1,446
Noncurrent liabilities held for sale	—	1,093
Total liabilities	18,084	35,917

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	47,129	46,933
(Accumulated deficit) retained earnings	(22,257)	(22,905)
Accumulated other comprehensive earnings (loss)	(364)	(260)
Treasury stock, at cost	(8,816)	(4,724)
Total FIS stockholders’ equity	15,698	19,050
Noncontrolling interest	2	6
Total equity	15,700	19,056
Total liabilities and equity	$33,784	$54,973

Prior-year and year-to-date 2024 amounts have been revised to correct certain immaterial misstatements. For more information, see Exhibit J to the Company's earnings release for the quarter ended September 30, 2024, furnished to the SEC on Form 8-K on November 4, 2024.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C
	Years ended December 31,
	2024	2023
Cash flows from operating activities from continuing operations:
Net earnings (loss)	$1,453	$(6,648)
Less earnings (loss) from discontinued operations, net of tax	663	(7,153)
Net earnings (loss) from continuing operations	790	505
Adjustments to reconcile net earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,737	1,744
Amortization of debt issuance costs	20	29
Asset impairments	52	113
Loss on extinguishment of debt	174	—
Loss (gain) on sale of businesses, investments and other	62	97
Stock-based compensation	186	120
Loss from equity method investment	145	—
Deferred income taxes	(204)	(415)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	(94)	341
Receivable from related party	(84)	—
Settlement activity	2	(3)
Prepaid expenses and other assets	(205)	(155)
Deferred contract costs	(509)	(418)
Deferred revenue	31	29
Accounts payable, accrued liabilities and other liabilities	72	91
Net cash provided by operating activities	2,175	2,078
Cash flows from investing activities from continuing operations:
Additions to property and equipment	(97)	(115)
Additions to software	(720)	(665)
Settlement of net investment hedge cross-currency interest rate swaps	(8)	(20)
Acquisitions, net of cash acquired	(514)	(202)
Net proceeds from sale of businesses and investments	12,833	45
Cash divested from sale of business	(3,150)	—
Coupon payments on interest rate swaps	(122)	(28)
Other investing activities, net	(44)	(24)
Net cash provided by (used in) investing activities	8,178	(1,009)
Cash flows from financing activities from continuing operation:
Borrowings	25,430	93,087
Repayment of borrowings and other financing arrangements	(33,175)	(94,444)
Debt issuance costs	(6)	(3)
Net proceeds from stock issued under stock-based compensation plans	3	41
Treasury stock activity	(4,045)	(522)
Dividends paid	(800)	(1,231)
Purchase of noncontrolling interest	—	(173)
Other financing activities, net	43	(7)
Net cash provided by (used in) financing activities	(12,550)	(3,252)
Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	(104)	2,257
Net cash provided by (used in) investing activities	(39)	(342)
Net cash provided by (used in) financing activities	(65)	(241)
Net cash provided by (used in) discontinued operations	(208)	1,674
Effect of foreign currency exchange rate changes on cash from continuing operations	(31)	5
Effect of foreign currency exchange rate changes on cash from discontinued operations	(32)	105
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,468)	(399)
Cash, cash equivalents and restricted cash, beginning of year	4,414	4,813
Cash, cash equivalents and restricted cash, end of year	$1,946	$4,414

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED REVENUE GROWTH — UNAUDITED
(In millions)

					Exhibit D

	Three months ended December 31,
	2024			2023
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$1,717	$2	$1,720	$1,694	2%
Capital Market Solutions	821	(1)	820	755	9%
Operating segment total	2,538	1	2,540	2,449	4%
Corporate and Other	61	2	63	63
Consolidated FIS	$2,599	$3	$2,603	$2,512

	Years ended December 31,
	2024			2023
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$6,892	$3	$6,895	$6,743	2%
Capital Market Solutions	2,979	(8)	2,970	2,766	7%
Operating segment total	9,871	(5)	9,865	9,509	4%
Corporate and Other	256	4	260	322
Consolidated FIS	$10,127	$(1)	$10,125	$9,831

Prior-year and year-to-date 2024 amounts have been revised to correct certain immaterial misstatements. For more information, see Exhibit J to the Company's earnings release for the quarter ended September 30, 2024, furnished to the SEC on Form 8-K on November 4, 2024.

Amounts in table may not sum or calculate due to rounding.

(1)Adjusted growth excludes Corporate and Other. The Corporate and Other segment includes certain non-strategic businesses that we plan to wind down or sell.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)
Exhibit E

In the following tables, revenue is disaggregated by primary geographical market and type of revenue. The tables also include a reconciliation of the disaggregated revenue with the Company's reportable segments.

For the three months ended December 31, 2024 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,469	$490	$28	$1,987
All others	248	331	33	612
Total	$1,717	$821	$61	$2,599

Type of Revenue:
Recurring revenue:
Transaction processing and services	$1,275	$382	$49	$1,706
Software maintenance	95	144	1	240
Other recurring	61	16	1	78
Total recurring	1,431	542	51	2,024

Software license	54	175	—	229
Professional services	146	103	1	250
Other non-recurring	86	1	9	96
Total	$1,717	$821	$61	$2,599

For the three months ended December 31, 2023 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,449	$450	$26	$1,925
All others	245	305	37	587
Total	$1,694	$755	$63	$2,512

Type of Revenue:
Recurring revenue:
Transaction processing and services (1) (2)	$1,272	$354	$58	$1,684
Software maintenance	91	137	—	228
Other recurring (2)	60	14	1	75
Total recurring	1,423	505	59	1,987

Software license	54	141	—	195
Professional services	126	98	3	227
Other non-recurring (1)	91	11	1	103
Total	$1,694	$755	$63	$2,512

(1)    December 31, 2023, was the final deadline for states to complete all benefit issuance under federally funded pandemic relief programs. Accordingly, revenue associated with services the Company provided related to these programs has been classified as Other non-recurring commencing in the fourth quarter of 2023, and related prior-period amounts have been reclassified from Transaction processing and services to Other non-recurring for comparability.
(2)    Revenue related primarily to software licenses requiring frequent, integral updates has been classified as Transaction processing and services revenue commencing in the quarter ended December 31, 2024, and related prior-period amounts have been reclassified from Other recurring revenue to Transaction processing and services for comparability. Revenue reclassified for the three months ended December 31, 2023, was $5 million, $8 million and $9 million within Banking, Capital Markets and Corporate and Other, respectively.

Prior-year and year-to-date 2024 amounts have been revised to correct certain immaterial misstatements. For more information, see Exhibit J to the Company's earnings release for the quarter ended September 30, 2024, furnished to the SEC on Form 8-K on November 4, 2024.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)
Exhibit E (continued)

For the year ended December 31, 2024 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$5,893	$1,839	$117	$7,849
All others	999	1,140	139	2,278
Total	$6,892	$2,979	$256	$10,127

Type of Revenue:
Recurring revenue:
Transaction processing and services	$5,146	$1,507	$207	$6,860
Software maintenance	362	576	2	940
Other recurring	244	62	3	309
Total recurring	5,752	2,145	212	8,109

Software license	196	431	1	628
Professional services	551	399	4	954
Other non-recurring	393	4	39	436
Total	$6,892	$2,979	$256	$10,127

For the year ended December 31, 2023 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$5,812	$1,712	$167	$7,691
All others	931	1,054	155	2,140
Total	$6,743	$2,766	$322	$9,831

Type of Revenue:
Recurring revenue:
Transaction processing and services (1) (2)	$4,981	$1,409	$276	$6,666
Software maintenance	364	531	2	897
Other recurring (2)	227	53	4	284
Total recurring	5,572	1,993	282	7,847

Software license	131	369	8	508
Professional services	562	391	9	962
Other non-recurring (1)	478	13	23	514
Total	$6,743	$2,766	$322	$9,831

(1)    December 31, 2023, was the final deadline for states to complete all benefit issuance under federally funded pandemic relief programs. Accordingly, revenue associated with services the Company provided related to these programs has been classified as Other non-recurring commencing in the fourth quarter of 2023, and related prior-period amounts have been reclassified from Transaction processing and services to Other non-recurring for comparability.
(2)    Revenue related to software with usage-based fees and software licenses requiring frequent, integral updates has been classified as Transaction processing and services revenue commencing in quarter ended December 31, 2024, and related prior-period amounts have been reclassified from Other recurring revenue to Transaction processing and services for comparability. Revenue reclassified for the year ended December 31, 2023, was $21 million, $28 million and $37 million within Banking, Capital Markets and Corporate and Other, respectively.

Prior-year and year-to-date 2024 amounts have been revised to correct certain immaterial misstatements. For more information, see Exhibit J to the Company's earnings release for the quarter ended September 30, 2024, furnished to the SEC on Form 8-K on November 4, 2024.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit F

	Three months ended	Year ended
	December 31, 2024	December 31, 2024
Net cash provided by operating activities	$782	$2,175
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	114	475
Settlement activity	(5)	(2)
Adjusted cash flows from operations	891	2,648
Capital expenditures	(189)	(817)
Adjusted free cash flow	$702	$1,831

	Three months ended	Year ended
	December 31, 2023	December 31, 2023
Net cash provided by operating activities	$807	$2,078
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	144	370
Settlement activity	8	3
Adjusted cash flows from operations	959	2,451
Capital expenditures	(196)	(780)
Adjusted free cash flow	$763	$1,671

Adjusted free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software from the statement of cash flows). Adjusted free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Adjusted free cash flow as presented in this earnings release excludes cash flows from discontinued operations.

(1)Adjusted free cash flows from operations and adjusted free cash flow for the three months and years ended December 31, 2024 and 2023, exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit G), net of related tax impact. The related tax impact totaled $25 million and $23 million for the three months and $87 million and $56 million for years ended December 31, 2024 and 2023, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit G

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
Net earnings (loss) attributable to FIS from continuing operations	$304	$62	$787	$502
Provision (benefit) for income taxes	146	15	362	157
Interest expense, net	67	158	250	621
Equity method investment (earnings) loss, net of tax	36	—	145	—
Other, net	(59)	91	165	167

Operating income (loss), as reported	494	326	1,709	1,447
Depreciation and amortization, excluding purchase accounting amortization	273	249	1,062	1,047
Non-GAAP adjustments:
Purchase accounting amortization (1)	173	172	675	696
Acquisition, integration and other costs (2)	143	156	624	482
Asset impairments (3)	32	105	52	113
Indirect Worldpay business support costs (5)	—	44	14	167
Adjusted EBITDA from continuing operations	$1,115	$1,052	$4,136	$3,952

Net earnings (loss) attributable to FIS from discontinued operations	$(23)	$187	$663	$(7,157)
Provision (benefit) for income taxes	(68)	28	(1,062)	(301)
Interest expense, net	(1)	(13)	(3)	(27)
Other, net	—	(46)	6	(63)

Operating income (loss)	(92)	156	(396)	(7,548)
Depreciation and amortization, excluding purchase accounting amortization	3	9	3	169
Non-GAAP adjustments:
Purchase accounting amortization (1)	—	—	—	762
Acquisition, integration and other costs (2)	—	74	13	213
Asset impairments (3)	—	1	—	6,844
Loss on assets held for sale (4)	—	360	—	1,909
Loss on sale of disposal group (11)	87	—	578	—
Indirect Worldpay business support costs (5)	—	(44)	(14)	(167)
Adjusted EBITDA from discontinued operations	$(2)	$556	$184	$2,182
Adjusted EBITDA	$1,113	$1,608	$4,320	$6,134

See notes to Exhibit G.

Prior-year and year-to-date 2024 amounts have been revised to correct certain immaterial misstatements. For more information, see Exhibit J to the Company's earnings release for the quarter ended September 30, 2024, furnished to the SEC on Form 8-K on November 4, 2024.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit G (continued)

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
Earnings (loss) attributable to FIS from continuing operations	$304	$62	$787	$502
Equity method investment (earnings) loss, net of tax	36	—	145	—
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	340	62	932	502
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	173	172	675	696
Acquisition, integration and other costs (2)	143	156	624	505
Asset impairments (3)	32	105	52	113
Indirect Worldpay business support costs (5)	—	44	14	167
Non-operating (income) expense (6)	(60)	90	162	164
Non-GAAP tax (provision) benefit (7)	9	(75)	(73)	(165)
Total non-GAAP adjustments from continuing operations	297	492	1,454	1,480
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	637	554	2,386	1,982
Equity method investment earnings (loss), net of tax (8)	(36)	—	(145)	—
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes (8) (9)	153	—	656	—
Adjusted equity method investment (earnings) loss (8)	117	—	511	—
Adjusted net earnings attributable to FIS from continuing operations	$754	$554	$2,897	$1,982
Earnings (loss) attributable to FIS from discontinued operations, net of tax	$(23)	$187	$663	$(7,157)
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	—	—	—	762
Acquisition, integration and other costs (2)	—	74	13	229
Asset impairments (3)	—	1	—	6,844
Loss on assets held for sale (4)	—	360	—	1,909
Loss on sale of disposal group (11)	87	—	578	—
Indirect Worldpay business support costs (5)	—	(44)	(14)	(167)
Amortization on long-lived assets held for sale (10)	—	(63)	(30)	(126)
Non-operating (income) expense (6)	—	(47)	6	(68)
Non-GAAP tax (provision) benefit (7)	(67)	(41)	(1,084)	(570)
Total non-GAAP adjustments from discontinued operations	20	240	(531)	8,813
Adjusted net earnings attributable to FIS from discontinued operations	$(3)	$427	$132	$1,656
Adjusted net earnings attributable to FIS common stockholders	$751	$981	$3,029	$3,638

Amounts in table may not sum or calculate due to rounding.

Prior-year and year-to-date 2024 amounts have been revised to correct certain immaterial misstatements. For more information, see Exhibit J to the Company's earnings release for the quarter ended September 30, 2024, furnished to the SEC on Form 8-K on November 4, 2024.

See notes to Exhibit G.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

			Exhibit G (continued)
	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
Earnings (loss) attributable to FIS from continuing operations	$0.56	$0.10	$1.42	$0.85
Equity method investment (earnings) loss, net of tax	0.07	—	0.26	—
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	0.63	0.10	1.68	0.85
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	0.32	0.29	1.22	1.17
Acquisition, integration and other costs (2)	0.26	0.26	1.12	0.85
Asset impairments (3)	0.06	0.18	0.09	0.19
Indirect Worldpay business support costs (5)	—	0.07	0.03	0.28
Non-operating (income) expense (6)	(0.11)	0.15	0.29	0.28
Non-GAAP tax (provision) benefit (7)	0.02	(0.13)	(0.13)	(0.28)
Total non-GAAP adjustments from continuing operations	0.55	0.83	2.62	2.50
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	1.18	0.94	4.30	3.34
Equity method investment earnings (loss), net of tax (8)	(0.07)	—	(0.26)	—
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes (8) (9)	0.28	—	1.18	—
Adjusted equity method investment (earnings) loss (8)	0.22	—	0.92	—
Adjusted net earnings attributable to FIS from continuing operations	$1.40	$0.94	$5.22	$3.34
Earnings (loss) attributable to FIS from discontinued operations, net of tax	$(0.04)	$0.32	$1.19	$(12.07)
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	—	—	—	1.28
Acquisition, integration and other costs (2)	—	0.13	0.02	0.39
Asset impairments (3)	—	—	—	11.54
Loss on assets held for sale (4)	—	0.61	—	3.22
Loss on sale of disposal group (11)	0.16	—	1.04	—
Indirect Worldpay business support costs (5)	—	(0.07)	(0.03)	(0.28)
Amortization on long-lived assets held for sale (10)	—	(0.11)	(0.05)	(0.21)
Non-operating (income) expense (6)	—	(0.08)	0.01	(0.11)
Non-GAAP tax (provision) benefit (7)	(0.12)	(0.07)	(1.95)	(0.96)
Total non-GAAP adjustments from discontinued operations	0.04	0.41	(0.96)	14.86
Adjusted net earnings attributable to FIS from discontinued operations	$(0.01)	$0.72	$0.24	$2.79
Adjusted net earnings attributable to FIS common stockholders	$1.39	$1.66	$5.46	$6.13
Weighted average shares outstanding diluted (12)	540	591	555	593

Amounts in table may not sum or calculate due to rounding.

Prior-year and year-to-date 2024 amounts have been revised to correct certain immaterial misstatements. For more information, see Exhibit J to the Company's earnings release for the quarter ended September 30, 2024, furnished to the SEC on Form 8-K on November 4, 2024.

See notes to Exhibit G.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit G (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months and years ended December 31, 2024 and 2023.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents costs comprised of the following:

	Three months ended		Years ended
	December 31,		December 31,
	2024	2023	2024	2023

Continuing operations:
Acquisition and integration	$18	$27	$88	$48
Enterprise transformation, including Future Forward and platform modernization	57	89	262	312
Severance and other termination expenses	22	22	56	70
Separation of the Worldpay Merchant Solutions business	30	10	148	17
Incremental stock compensation directly attributable to specific programs	12	2	58	15
Other, including divestiture-related expenses and enterprise cost control and other initiatives	4	6	12	20
Subtotal	143	156	624	482
Accelerated amortization (a)	—	—	—	23
Total from continuing operations	$143	$156	$624	$505

Discontinued operations:
Acquisition and integration	$—	$6	$—	$17
Enterprise transformation, including Future Forward and platform modernization	—	7	1	23
Severance and other termination expenses	—	3	1	13
Separation of the Worldpay Merchant Solutions business	—	56	8	153
Incremental stock compensation directly attributable to specific programs	—	—	—	6
Other, including divestiture-related expenses and enterprise cost control and other initiatives	—	2	3	1
Subtotal	—	74	13	213
Accelerated amortization (a)	—	—	—	16
Total from discontinued operations	—	74	13	229
Total consolidated	$143	$230	$637	$734

(a)For purposes of calculating Adjusted net earnings, this item includes incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's platform modernization. The incremental amortization expenses are included in the Depreciation and amortization, excluding purchase accounting amortization line item within the Adjusted EBITDA reconciliation.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

(3)For the three months and year ended December 31, 2024, this item primarily includes an estimated loss recorded on the expected sale of a non-strategic business. For the year ended December 31, 2024, this item also includes impairments primarily related to the termination of certain internally developed software projects. For the three months and year ended December 31, 2023, this item includes impairments primarily related to the termination of certain internally developed software projects. For the year ended December 31, 2023, this item also includes a $6.8 billion impairment of goodwill related to the Merchant Solutions reporting unit in its earnings from discontinued operations.

(4)For the three months and year ended December 31, 2023, this item includes a $0.4 billion and $1.9 billion, respectively, reduction of the Worldpay Merchant Solutions disposal group's carrying value, recorded in discontinued operations, primarily as a result of the exclusion from the carrying value of the disposal group of certain deferred tax liabilities that were retained by FIS after the disposal, which caused the carrying value to exceed the estimated fair value of the disposal group.

(5)This item represents costs that were incurred in support of the Worldpay Merchant Solutions business prior to the separation but are not directly attributable to it and thus were not recorded in discontinued operations. The Company is being reimbursed for these expenses as part of Transition Services Agreements with the Buyer or will eliminate them post separation; therefore, the expenses have been adjusted out of continuing operations and added to discontinued operations.

(6)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the year ended December 31, 2024, non-operating (income) expense from continuing operations also includes loss on extinguishment of debt of approximately $174 million relating to tender discounts and fees; the write-off of unamortized bond discounts, debt issuance costs and fair value basis adjustments; and gains on related derivatives instruments. For the year ended December 31, 2023, this item also includes $32 million of impairment on an equity security investment which the Company agreed to sell for less than its carrying value.

(7)This adjustment is based on an average adjusted effective tax rate of 15.4% and 14.5% for the annual periods ended December 31, 2024 and 2023, respectively, which reflects adjustments to our GAAP effective tax rate to take into account primarily certain cash tax benefits from our equity method investment in Worldpay. For the year ended December 31, 2024, the Company recorded a tax benefit of $1.1 billion in its earnings from discontinued operations primarily from the write-off of U.S. deferred tax liabilities that were not transferred in the Worldpay Sale, net of the estimated U.S. tax cost that the Company expects to incur as a result of the Worldpay Sale. This adjustment includes the removal of the impact of this tax benefit from our earnings from discontinued operations for this period.

(8)FIS completed the separation of Worldpay on January 31, 2024, retaining a non-controlling 45% ownership interest that is recorded under the equity method of accounting. FIS' share of Worldpay's results under the equity method of accounting reflects activity beginning on February 1, 2024.

(9)This item represents FIS' proportionate share of Worldpay's non-GAAP adjustments on its earnings (loss) consistent with FIS' non-GAAP measures and is comprised of the following:

	Three months ended December 31, 2024	Eleven months ended December 31, 2024
FIS' share of Worldpay:
Purchase accounting amortization	$165	$607
Acquisition, integration and other costs (a)	43	182
Non-operating (income) expense	(48)	(19)
Non-GAAP tax (provision) benefit	(7)	(114)
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes	$153	$656
Amounts in table may not sum due to rounding.

(a)    Worldpay acquisition, integration, and other costs for the three months and eleven months ended December 31, 2024, consist primarily of transaction and transition costs related to the separation from FIS.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

(10)The Company stopped recording depreciation and amortization on the long-lived assets classified as held for sale beginning July 5, 2023. The amount of depreciation and amortization that would have been recorded in discontinued operations had these assets not been classified as held for sale has been deducted from adjusted net earnings for comparability purposes.

(11)    As a result of the Worldpay Sale, during the year ended December 31, 2024, we recorded a loss on sale of disposal group of $578 million, including the impact of post-closing adjustments recorded to date, $87 million of which were recorded in the fourth quarter. Completion of other purchase agreement provisions in connection with the Worldpay Sale could result in further adjustments to the loss on sale amount and the estimated U.S. tax cost.

(12)    For the year ended December 31, 2023, Adjusted net earnings is a gain, while the corresponding GAAP amount for this period is a loss. As a result, in calculating adjusted net earnings per share-diluted for the year ended December 31, 2023, the weighted average shares outstanding-diluted of approximately 593 million, used in the calculation includes approximately 2 million shares that are excluded from the calculation of the GAAP Net loss per share-diluted, due to their anti-dilutive impact.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit H

The Company completed the Worldpay Sale on January 31, 2024. The results of the Worldpay Merchant Solutions business prior to the completion of the Worldpay Sale have been presented as discontinued operations. The following table represents a reconciliation of the major components of Earnings (loss) from discontinued operations, net of tax, presented in the consolidated statements of earnings (loss). The Company's presentation of earnings (loss) from discontinued operations excludes general corporate overhead costs that were historically allocated to the Worldpay Merchant Solutions business. Additionally, beginning on July 5, 2023, the Company ceased amortization of long-lived assets held for sale in accordance with ASC 360.

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Major components of earnings (loss) from discontinued operations before income taxes:
Revenue	$3	$1,223	$413	$4,859
Cost of revenue	(5)	(199)	(73)	(1,662)
Selling, general, and administrative expenses	(3)	(507)	(158)	(1,992)
Asset impairments	—	(1)	—	(6,844)
Interest income (expense), net	1	13	3	27
Other, net	—	46	(6)	63
Earnings (loss) from discontinued operations related to major components of pretax earnings (loss)	(4)	575	179	(5,549)
Loss on assets held for sale (1)	—	(360)	—	(1,909)
Loss on sale of disposal group (2)	(87)	—	(578)	—
Earnings (loss) from discontinued operations	(91)	215	(399)	(7,458)
Provision (benefit) for income taxes (2)	(68)	28	(1,062)	(301)
Earnings (loss) from discontinued operations, net of tax attributable to FIS	$(23)	$187	$663	$(7,157)

(1)Loss on assets held for sale includes a $1.9 billion reduction of the Worldpay Merchant Solutions disposal group's carrying value, recorded in discontinued operations, primarily as a result of the exclusion from the carrying value of the disposal group of certain deferred tax liabilities that were retained by FIS in the transaction, which caused the carrying value to exceed the estimated fair value of the disposal group.

(2)As a result of the Worldpay Sale, during the year ended December 31, 2024, we recorded a loss on sale of disposal group of $578 million, including the impact of post-closing adjustments recorded to date, $87 million of which were recorded in the fourth quarter. During the year ended December 31, 2024, we also recorded a cumulative tax benefit of $1.1 billion, including $68 million recorded in the fourth quarter, in connection with the Worldpay Sale, primarily from the release of U.S. deferred tax liabilities that were not transferred in the Worldpay Sale, net of the estimated U.S. tax cost that the Company expects to incur as a result of the Worldpay Sale. Completion of other purchase agreement provisions in connection with the Worldpay Sale could result in further adjustments to the loss on sale amount and the estimated U.S. tax cost.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit I

Summary Worldpay Holdco, LLC financial information is as follows:

	Three months ended December 31, 2024	Eleven months ended December 31, 2024 (1)
Revenue	$1,303	$4,732
Gross profit	$651	$2,422
Earnings (loss) before income taxes	$(15)	$(342)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(13)	$(444)
FIS share of net earnings (loss) attributable to Worldpay Holdco, LLC, net of tax (2)	$(36)	$(145)

The following is a GAAP to Non-GAAP reconciliation of Adjusted EBITDA for Worldpay Holdco LLC.

	Three months ended December 31, 2024	Eleven months ended December 31, 2024 (1)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(13)	$(444)
Provision (benefit) for income taxes	(4)	98
Interest expense, net	136	545
Other, net	(105)	(39)

Operating income (loss)	14	160
Depreciation and amortization, excluding purchase accounting amortization	38	90
Non-GAAP adjustments:
Purchase accounting amortization	369	1,351
Transition, acquisition, integration and other costs (3)	96	404
Adjusted EBITDA	$517	$2,005

(1)FIS completed the separation of Worldpay on January 31, 2024. Accordingly, Worldpay's results reflects activity beginning on February 1, 2024.

(2)Amount includes our share of the net income attributable to Worldpay and our investor-level tax expense of $17 million for the three months ended December 31, 2024, and investor-level tax benefit of $67 million for the eleven months ended December 31, 2024, as well as the impact of intra-entity eliminations, and is reported as equity method investment earnings (loss), net of tax on our consolidated statement of earnings.

(3)This item represents primarily transaction and transition costs associated with the separation of Worldpay from FIS.